Exhibit 4.2

Voting Agreement

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of January 3, 2006, by and among OurPet’s Company, a Colorado corporation (the “Company”), Steven Tsengas, Evangelia S. Tsengas, Konstantine S. Tsengas, Nicholas S. Tsengas, Senk Properties, Joseph T. Aveni, Carl Fazio, Jr., and John G. Murchie (together, the “OurPet’s Stockholders”), and Pet Zone Products Ltd., an Ohio limited liability company (“Pet Zone”), Capital One Partners, LLC, an Ohio limited liability company, LJR Limited Partnership, an Ohio limited partnership, Nottingham Ventures, Ltd., an Ohio limited liability company, and Spirk Ventures, Ltd., an Ohio limited liability company (together with Pet Zone, the “Pet Zone Stockholders”).

WHEREAS, as of the date of this Agreement, the OurPet’s Stockholders are the legal and beneficial owners of the number of shares of the Company’s common stock, no par value (the “Stock”), listed on attached Exhibit 1.

WHEREAS, each of Joseph T. Aveni, Carl Fazio, Jr. and Steven Tsengas is currently a director of the Company;

WHEREAS, the Company is acquiring substantially all of the assets of Pet Zone pursuant to an asset purchase agreement of even date (the “Transaction”);

WHEREAS, the Company is issuing 3,082,000 shares of its Stock and warrants to purchase an additional 2,729,000 shares of its Stock to Pet Zone as part of the Transaction;

WHEREAS, the Pet Zone Stockholders are the owners of Pet Zone;

WHEREAS, the Company’s current board of directors has five seats, with one vacancy;

WHEREAS, in connection with the Transaction, Benjamin D. Suarez is resigning from the Company’s board and the remaining directors are appointing James D. Ireland III and John Spirk directors to fill the two empty board seats;

WHEREAS, the OurPet’s Stockholders, Pet Zone and the Pet Zone Stockholders are referred to below collectively as the “Stockholders” and individually as a “Stockholder;”

WHEREAS, the Stockholders believe that it is in their mutual best interest (i) that qualified persons serve the Company as members of its board of directors to provide advice as to the Company’s management, policies, administration and development and (ii) to make provision for the voting of the Stock and any other class of capital stock of the Company entitled to vote (together with the Stock, the “Voting Stock”) held by the Stockholders and certain other matters concerning the governance of the Company; and

NOW, THEREFORE, in consideration of the foregoing, and of the mutual promises set forth below and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Scope and Term of Agreement

1.1 Scope of Agreement. This Agreement shall govern the voting of all shares of Voting Stock of which any Stockholder is now or in the future becomes the legal or beneficial owner, including, without limitation, any shares of Voting Stock acquired upon the exercise of any warrants or stock options issued by the Company, with respect to the appointment or election of directors of the Company. For purposes of this Agreement, the term “beneficial owner” has the meaning assigned to it in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

1.2 Effect of Transfer of Shares. If any Stockholder voluntarily or involuntarily transfers, sells, assigns, exchanges, gifts, pledges or otherwise disposes of any of his or its shares of Voting Stock to any person or entity other than an Affiliated Transferee (as defined below), the acquiror of the shares shall not acquire any rights under this Agreement and shall not be considered a “Stockholder” under the Agreement. For purposes of this Agreement, an “Affiliated Transferee” means any of the following: (i) any other Stockholder; (ii) the spouse or a lineal descendant of the transferring Stockholder, if such transferring Stockholder is a natural person; (iii) to the estate of the transferring Stockholder upon his or her death, if such transferring Stockholder is a natural person; (iv) to a trust created by or on behalf of the transferring Stockholder, if such transferring Stockholder is a natural person and the primary beneficiaries of the trust are any one or more of the transferring Stockholder, his or her spouse, his or her lineal descendants and their spouses and any organization described in § 2055(a) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder; (v) if the transferring Stockholder is a trust, to any one or more beneficiaries of such trust who are described in clause (iv) of this sentence (determined as if the settlor of the trust was the transferring Stockholder); (vi) if the transferring Stockholder is not a natural person, to any one or more stockholders, partners, members or other owners of such entity; or (vii) an “affiliate” of the Stockholder as defined in Rule 144(a)(1) promulgated under the Securities Act of 1933, as amended. For purposes of this Agreement, an Affiliated Transferee shall acquire all of the rights and be bound by all of the obligations under this Agreement of the transferring Stockholder with respect to the transferred shares of Voting Stock. Any Affiliated Transferee shall be required to sign an instrument of joinder in the form attached as Exhibit 3 agreeing to be subject to the terms of this Agreement.

1.3 Term of Agreement. This Agreement will terminate upon the first to occur of (i) the death or dissolution of the last of the Stockholders having any rights or obligations under this Agreement, or (ii) the mutual written agreement of all of the Stockholders to terminate this Agreement.

2. Election of Directors

2.1 Composition of the Board of Directors. Notwithstanding anything to the contrary in the certificate of incorporation or by-laws of the Company as in effect from time to time, and subject to applicable law, each of the Stockholders agrees to take, or cause any persons or entities under his or its control to take, all necessary or desirable actions within his or its control (whether as a director, member of a committee of the board of directors or officer of the Company and including, without limitation, voting all shares of Voting Stock under his or its direction or control and, to the extent permitted by the certificate of incorporation or by-laws of the Company, each as then in effect, executing and delivering any written consents of stockholders and calling special stockholders’ meetings) to ensure that the board of directors of the Company shall at all times consist of five members.

2.2 Election of Tsengas’ Designees. Each Stockholder agrees to take, or cause any persons or entities under his or its control to take, all necessary or desirable actions within his or its control (whether as a director, member of a committee of the board of directors or officer of the Company and including, without limitation, voting all shares of Voting Stock under his or its direction or control and, to the extent permitted by the certificate of incorporation or by-laws of the Company, each as then in effect, executing and delivering any written consents of stockholders and calling special stockholders’ meetings) to elect to the board of directors of the Company three persons designated by Steven Tsengas. Dr. Tsengas’ initial designees are himself, Joseph T. Aveni and Carl Fazio, Jr. If a director selected by Dr. Tsengas ceases to be a member of the board for any reason, Dr. Tsengas shall have the right to direct the appointment or election of his successor. The OurPet’s Stockholders may designate a new representative to replace Dr. Tsengas by notifying the Company in writing of his successor by the vote or consent of a majority of the shares of Stock held by the OurPet’s Stockholders.

2.3 Election of Pet Zone’s Designees. Each Stockholder agrees to take, or cause any persons or entities under his or its control to take, all necessary or desirable actions within his or its control (whether as a director, member of a committee of the board of directors or officer of the Company and including, without limitation, voting all shares of Voting Stock under his or its direction or control and, to the extent permitted by the certificate of incorporation or by-laws of the Company, each as then in effect, executing and delivering any written consents of stockholders and calling special stockholders’ meetings) to elect to the board of directors of the Company: (i) if the Pet Zone Shareholders are the beneficial owners of at least 75% of initial shares of Stock, two persons designated by Pet Zone; or (ii) if the Pet Zone Stockholders are the beneficial owners of more than 50% of initial shares, but less than 75% of initial shares of Stock, one person designated by Pet Zone. If the Pet Zone Stockholders ceases to be the beneficial owner of more than 50% of the initial shares of Stock, then the Pet Zone Stockholders will cease to have the right to cause the other Stockholders to elect any of their designees under this section. Pet Zone’s initial designees are James D. Ireland, III and John Spirk. If a director selected by Pet Zone ceases to be a member of the board for any reason, Pet Zone shall have the right to direct the appointment or election of his or her successor. The Company’s board of directors shall adjust the Stock ownership thresholds of this section if the number of shares of outstanding Stock is increased or decreased by a stock split, combination, dividend in shares or similar transaction. If any Pet Zone Stockholder fails to comply with the terms of this Agreement, then the shares of Stock beneficially owned by that Stockholder will not be counted towards the Stock ownership thresholds for determining how many directors the Pet Zone Stockholders may designate for election or appointment to the board.

2.4 Effect of Sale of Shares. If the Pet Zone Stockholders cease to be the beneficial owner of 50% of the initial shares then they will cease to have the right under § 2.3 above to cause the other Stockholders to elect any directors.

2.5 Agreement of the Company. The Company agrees that it will not give effect to any vote cast or other action taken by any Stockholder with respect to any matter submitted to a vote of the stockholders of the Company unless such vote or action is in accordance with the terms of this Agreement.

3. Remedies

3.1 Specific Performance. The parties agree that the failure of any party to observe the obligations provided by this Agreement will result in irreparable damage to the non-defaulting parties and that any non-defaulting party may seek specific performance of such obligations in any state or federal court having subject matter jurisdiction and located in Cleveland, Ohio.

3.2 Submission to Jurisdiction; Consent to Service of Process; Venue. For the purpose of any action or proceeding instituted with respect to this Agreement, each party hereby irrevocably submits to the jurisdiction of any state or federal court having subject matter jurisdiction and located in Cleveland, Ohio. Each party also irrevocably consents to the service or process out of said courts by mailing a copy thereof, by registered mail, postage prepaid, to such party at his or its address set forth in § 4.1 below or at such other address furnished to the other parties hereto in the manner provided in § 4.1, and each party hereby agrees that such service, to the fullest extent permitted by law (i) shall be deemed in every respect effective service of process upon him or it in any such suit, action or proceeding and (ii) shall be taken and held to be valid personal service upon and personal delivery to him or it. Each party also irrevocably waives, to the fullest extent permitted by law, any objection that he or it may have to the laying of the venue of any such suit, action or proceeding brought in any such court located in Cleveland, Ohio and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.

4. Miscellaneous Provisions

4.1 Notices. All notices or other forms or communication between or among any of the parties shall be given in writing and sent by registered or certified U.S. mail, return receipt requested, first-class postage prepaid, or personally delivered, to such party at the address set forth below unless notice of a change of address is furnished to the other parties in the manner provided in this section:

(i)	If to OurPet’s:	OurPet’s Company
1300 East Street
Fairport Harbor, Ohio 44077-5573
Fax: 440-354-9129
Attn: Steven Tsengas

	With a copy to:	Kohrman Jackson & Krantz P.L.L.
1375 East Ninth Street
One Cleveland Center, 20th Floor
Cleveland, Ohio 44114
Fax: 216-621-6536
Attn: Connie S. Carr, Esq.

(ii)	If to Pet Zone:	Pet Zone Products Ltd.
c/o Early Stage Partners
1801 East Ninth Street, Suite 1700
Cleveland, Ohio 44114
Fax: 216-781-0156
Attn: James D. Ireland, III

	With a copy to:	Benesch, Friedlander, Coplan & Aronoff L.L.P.
2300 BP Tower
200 Public Square
Cleveland, Ohio 44114
Fax: 216-363-4588
Attn: Peter K. Shelton, Esq.

(iii)	If to a Stockholder, at the address set forth on attached Exhibit 2.

4.2 Amendment. No change in, modification of or amendment to this Agreement will be valid unless it is in writing and signed by the Company, the Tsengas Stockholders’ representative under § 2.2 (initially Steven Tsengas) and Pet Zone.

4.3 Waiver. No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom it is sought to be enforced. The failure of any party at any time to insist upon strict performance of any condition, promise, agreement and understanding set forth herein will not be construed as a waiver or relinquishment of the right to insist upon strict performance of the same condition, promise, agreement or understanding at a future date.

4.4 Assignment. No party may assign any of his or its rights or obligations under this Agreement other than to an Affiliated Transferee without the written consent of all of the other parties to this Agreement.

4.5 Binding Effect. This Agreement will inure to the benefit of and be binding upon the parties to this Agreement and their respective heirs, beneficiaries, legatees, distributees, estates, executors, administrators, personal representatives, successors and permitted assigns, as the case may be.

4.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio applicable to contracts made and to be performed entirely within that State.

4.7 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement will be construed in all respects as if the invalid or unenforceable provisions were omitted.

4.8 Integration. This Agreement sets forth all of the promises, agreements, conditions and understandings among the parties hereto with respect to the subject matter hereof, and supersedes and is intended to be an integration of any and all prior agreements or understandings with respect thereto.

4.9 Execution in Counterparts. This Agreement may be executed by any one or more of the parties in any number of counterparts, each of which will be deemed to be an original, but all such counterparts will together constitute one and the same instrument. The execution of counterparts will not be deemed to constitute delivery of this Agreement by any party.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

OURPET’S COMPANY

/s/ Steven Tsengas
By: Steven Tsengas, President and Chief Executive Officer

PET ZONE PRODUCTS LTD.

/s/ James D. Ireland
By: James D. Ireland III, President

THE PET ZONE STOCKHOLDERS:

Capital One Partners, LLC, an Ohio limited liability company,

By:	/s/ Charlie MacMillan
Its:	CFO

LJR Limited Partnership, an Ohio limited partnership,

By:	/s/ Steven L. Nutt
Its:	Steven L. Nutt, Managing Director of
Moreland Management Co.
Non-Member Manager of the General
Partner of the LJR Limited Partnership

Nottingham Ventures, Ltd., an Ohio limited liability company,

By:	/s/ John Nottingham
Its:	Member

Spirk Ventures, Ltd., an Ohio limited liability company

By:	/s/ John Spirk
Its:	Member

THE OURPET’S STOCKHOLDERS:

By:	/s/ Steven Tsangas
Steven Tsengas

By:	/s/ Evangelia S. Tsengas
Evangelia S. Tsengas

By:	/s/ Konstantine S. Tsengas
Konstantine S. Tsengas

By:	/s/ Nicholas S. Tsengas
Nicholas S. Tsengas

Senk Properties

By:	/s/ Steven Tsengas
Its:	General Partner

By:	/s/ Joseph T. Aveni
Joseph T. Aveni

By:	/s/ Carl Fazio, Jr.
Carl Fazio, Jr.

By:	/s/ John G. Murchie
John G. Murchie